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                              THE BENCHMARK FUNDS
                          (A DELAWARE BUSINESS TRUST)


       AMENDMENT NO. 2 TO THE AGREEMENT AND DECLARATION OF TRUST

          The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of The Benchmark Funds (the "Trust") on April 7, 1998:

               RESOLVED, that pursuant to Article IX, Section 8 of the Trust's Agreement and Declaration of Trust, the name of the Trust is hereby changed to "Northern Institutional Funds" effective as of July 15, 1998; and

               FURTHER RESOLVED, that the proper officers of the Trust be, and hereby are, authorized and directed to execute and file with the Securities and Exchange Commission and the Secretary of the State of Delaware any and all such documents in the name and on behalf of the Trust, under its seal or otherwise, necessary or required to be filed in connection with the above resolution, and to do or cause to be done all such other acts and things, as they, or any of them, may deem necessary or desirable to carry out the intent or purpose of the foregoing resolutions.



Date: May 15, 1998                                       /s/ Michael J. Richman
                                                         ----------------------
                                                         Michael J. Richman
                                                         Secretary